Exhibit 99.2

SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE NET PROCEEDS TO REDUCE LEVERAGE

GNL GLOBAL NET LEASE

Disposition Name	Expected Closing	# of Properties	Disposition Price (in mm)[1]	Cash Cap Rate[2]	Wtd. Avg. Lease Term Remaining[3]
Closed (as of 9/30/24):					
Truist Properties (ST Retail)	Closed: Q1'24-Q3'24	21	$51.5	–	–
Shippensburg Marketplace (MT Retail)	Closed: Q2'24	1	$6.6	–	–
Decatur Commons (MT Retail)	Closed: Q2'24	1	$15.6	–	–
Americold (Industrial / Distribution)	Closed: Q2'24	9	$170.0	–	–
Springfield Commons[4] (MT Retail)	Closed: Q2'24	1	$16.5	–	–
Shops at Abilene (MT Retail)	Closed: Q3'24	1	$21.3	–	–
HEB Plus Center (MT Retail)	Closed: Q3'24	1	$26.0	–	–
East West Commons (MT Retail)	Closed: Q3'24	1	$29.6	–	–
Johnson Controls (Office)	Closed: Q3'24	1	$4.4	–	–
Imperial Gas & Convenience (ST Retail)	Closed: Q3'24	1	$1.7	–	–
The Plant Shopping Center (MT Retail)	Closed: Q3'24	1	$95.0	–	–
Kedrion Plasma (Office)	Closed: Q3'24	1	$5.3	–	–
Epredia (Office)	Closed: Q3'24	1	$13.8	–	–
Total Occupied Assets	**Closed**	**41**	**$457.3**	**7.2%**	**4.5 Years**
Total Vacant Assets[5]	**Closed**	**34**	**$111.4**	**–**	**–**
Total Closed		**75**	**$568.7**	**7.2%**	**4.5 Years**

Note: Data as of September 30, 2024.

1. *Assumed signed PSAs and executed LOIs lead to definitive sales on their contemplated terms, which is not assured.*
2. *Calculated as NOI divided by disposition price.*
3. *Weighted average remaining lease term in years is based on square feet as of date of sale.*
4. *Represents a partial sale of the property.*
5. *Includes the sale of the 366,000 square foot former Foster Wheeler Office building that sold for over $27 million as the tenant's lease expired in mid-August, having collected 100% of the rent under the term of the lease.*

1

SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE NET PROCEEDS TO REDUCE LEVERAGE (CONT’D) Disposition Name Expected Closing # of Properties Disposition Price (in mm)(1) Cash Cap Rate(2) Wtd. Avg. Lease Term Remaining(3) Signed PSA: Non-Refundable Deposit Q4’24 2 $2.8 6.6% 14.6 Years In Due-Diligence Q4’24 108 $203.6 7.3% 8.8 Years Total Occupied Assets Q4’24 110 $206.4 7.2% 8.8 Years Non-Refundable Deposit Q4’24 14 $56.3 – – In Due-Diligence Q4’24 7 $17.7 – – Total Vacant Assets Q4’24 21 $74.0 – – Total Signed PSA 131 $280.4 7.2% 8.8 Years Executed LOI: Occupied Assets Q4’24 8 $18.7 7.2% 11.4 Years Vacant Assets Q4’24 2 $2.2 – – Total Executed LOI 10 $20.9 7.2% 11.4 Years Total 2024 Dispositions To Date 216 $870.0 7.2% 5.3 Years Note: Data as of September 30, 2024. 1. Assumed signed PSAs and executed LOIs lead to definitive sales on their contemplated terms, which is not assured. 2. Calculated as NOI divided by disposition price. 3. Weighted average remaining lease term in years is based on square feet as of date of sale.